UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                            BADGER PAPER MILLS, INC.
                                (Name of Issuer)


                           Common Stock, No Par Value
                         (Title of Class of Securities)


                                   056543 10 1
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 4 Pages

-------------------------------
CUSIP NO.    056543 10 1
          --------------
-------------------------------

--- ============================================================================
1
    NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Edwin A. Meyer, Jr.
--- ============================================================================
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

--- ============================================================================
3
    SEC USE ONLY


--- ============================================================================
4
    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------- --------- ==========================================
                              5
        NUMBER OF                     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                                     251,564
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            --------- ==========================================
                              6
                                      SHARED VOTING POWER

                                                        53,510
                            --------- ==========================================
                              7
                                      SOLE DISPOSITIVE POWER

                                                        251,564
                            --------- ==========================================
                              8
                                      SHARED DISPOSITIVE POWER

                                                        0
--------- ====================================================================
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     314,586
--------- ====================================================================
    10
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       |_|

--------- ======================================================================
    11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     16.08%
--------- ======================================================================
    12
          TYPE OF REPORTING PERSON*

                                        IN
--------- ======================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 1 to Schedule 13G with regard to Badger Paper Mills, Inc. (the "Issuer") is being filed on behalf of the undersigned to amend Items 2 and 4 of the Schedule 13G which was originally filed on April 14, 1995 (the "Schedule 13G"). Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                       7255 Cortland Circle
                       Egg Harbor, Wisconsin  54209

Item 4.  Ownership.

         (a)     Amount Beneficially Owned:

                 314,586 shares*

                 *        Includes 9,512 shares owned by Gloria L. Meyer.

                 *        Includes 53,510 shares owned by other parties.

         (b)     Percent of Class:

                 16.08%(based upon the 1,955,994 shares of Company Common Stock reported as outstanding by Company on June 30, 1998)

         (c)    Number  of shares as to which such person has:

                (i)      sole power to vote or to direct the vote:  251,564

                (ii)     shared power to vote or to direct the vote:  53,510

                (iii)    sole power to dispose or to direct the disposition of:
                         251,564

                (iv)     shared power to dispose or to direct the disposition
                         of:  0

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              10/7/97
Date


/s/ Edwin A. Meyer, Jr.
Edwin A. Meyer, Jr.